Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

First American Financial Corporation

NAMES kenneth d. degiorgio PRESIDENT

SANTA ANA, Calif., May 19, 2021 – First American Financial Corporation (NYSE: FAF), a leading provider of title insurance, settlement services and risk solutions for real estate transactions, today announced that Kenneth D. DeGiorgio has been named president. In his new position, DeGiorgio will have oversight responsibility for the corporation’s operating groups, including its title insurance, specialty insurance and data and analytics businesses.

“Ken’s well-deserved appointment follows more than two decades of accomplished service to First American,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “His proven leadership, in-depth understanding of our business, and commitment to First American’s leadership of the digital transformation of the title and settlement industry make him well suited for this role.”

DeGiorgio joined the company in 1999. With the separation of First American from its former parent in 2010, he was named to his most recent position as executive vice president. In that role he has taken on oversight responsibility for several corporate functions, including mergers and acquisitions, legal, compliance, information security, enterprise risk management, and marketing and communications. He also took on responsibility for the company’s banking operations and its international division.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.1 billion in 2020, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2021, First American was named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year. More information about the company can be found at www.firstam.com.

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First American Financial Corporation Names Kenneth D. DeGiorgio President

Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214